Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements, as listed below, of Arthur J. Gallagher & Co., and in the related Prospectuses, where applicable, of our reports dated February 10, 2023, with respect the consolidated financial statements and schedule of Arthur J. Gallagher & Co., and the effectiveness of internal control over financial reporting of Arthur J. Gallagher & Co., included in this Annual Report (Form 10‑K) for the year ended December 31, 2022.

Form	Registration Statement No.	Description
Form S-8	333-87320 and 333-106535	Arthur J. Gallagher & Co. 1988 Nonqualified and Non‑Employee Directors’ Stock Option Plans
Form S-8	333-106539	Arthur J. Gallagher & Co. Restricted Stock Plan
Form S-8	333-174497	Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan
Form S-8	333-197898	Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan, Deferred Equity Participation Plan, Deferred Cash Participation Plan and Supplemental Savings and Thrift Plan
Form S-8	333-204976	Arthur J. Gallagher & Co. Employee Stock Purchase Plan
Form S-8	333-221274	Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan, Deferred Equity Participation Plan, Deferred Cash Participation Plan and Supplemental Savings and Thrift Plan
Form S-8	333-252830	Arthur J. Gallagher & Co. Employees’ 401(k) Savings and Thrift Plan
Form S-8	333-258331	Arthur J. Gallagher & Co. UK Employee Share Incentive Plan
Form S-3	333-254015	Debt Securities, Guarantees, Common Stock, Preferred Stock, Warrants, Depositary Shares, Purchase Contracts, and Units
Form S-4	333-203203 333-214617 and 333-268400	Shares of Common Stock
Form S-8	333-262899	Arthur J. Gallagher & Co. Employees’ 401(k) Savings and Thrift Plan, Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan
Form S-8	333-268401	Arthur J. Gallagher & Co. 2022 Long-Term Incentive Plan

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

February 10, 2023